Exhibit 10.1

January 18, 2007

Mr. Stephen F. Bollenbach
9336 Civic Center Drive
Beverly Hills, CA 90210

Dear Steve:

You and the Company’s Compensation Committee have been discussing certain changes to the Employment Agreement between you and the Company amended and restated effective January 1, 2005 (the “Employment Agreement”).  The following sets forth the changes authorized by the Compensation Committee and will constitute an amendment to the Employment Agreement if you execute a copy of this letter in the space provided below:

1.             In the event that you complete the Employment Period (as defined in the Employment Agreement) under the Employment Agreement, the Consultancy (as defined in the Employment Agreement) will not occur.  Instead, on January 1, 2008, you will cease to be the Company’s Chief Executive Officer but will retain your role as Co-Chairman.  On a timely basis, the Company will continue to nominate you for election to the Board of Directors and you shall retain the Co-Chairman role while a member of the Board.

2.             You will continue to work in an executive-employee capacity through December 31, 2010.  While serving in this role, you will be substantially involved in the Company’s international efforts and you will assist the Company’s then chief executive officer (the “CEO”) and the Board on long-term planning, strategic oversight and significant financial matters, and such other project oriented tasks as you and the CEO agree.

3.             For the services under paragraph 2, you would be paid $116,667 per month through December 31, 2008, $89,584 per month through December 31, 2009 and $62,500 per month through December 31, 2010.  You would continue to be entitled to medical insurance, 401(k), deferred compensation, and similar employee benefits.  You would also have access to the Company’s jet aircraft for all business use as approved by the CEO and, when authorized by the CEO, for personal use as well.  All use of aircraft for personal purposes would require you to reimburse the Company for the cost of the personal usage which shall be in an amount consistent with the amount required to be disclosed as compensation or as the value of a perquisite in accordance with the proxy disclosure requirements imposed upon the Company and updated from time to time as necessary.  You would be entitled to a suitable office in a location determined by the CEO and personal assistant of your choosing during this period.  All expenses incurred on behalf of the Company, in accordance with its standard procedures, will be reimbursed.

4.             Beginning on January 1, 2011 and until December 31, 2012, you would serve as a consultant to the Company and not an employee.  You will cease to be a director at the Company’s annual meeting of shareholders in May, 2011.  You will no longer have access to the Company’s aircraft for personal purposes after December 31, 2010.  Your consulting fee will be $37,500 per month for the five months ending May 31, 2011 and $29,167 per month for the balance of the consulting period, i.e. until December 31, 2012.  The Company will reimburse you for the cost of you and your dependents’ health care continuation coverage under COBRA on a basis such that your net out-of-pocket cost would be the same as if you were still employed.  You would be entitled to a suitable office in a location determined by the CEO and personal assistant of your choosing during this period.  All expenses incurred on behalf of the Company, in accordance with its standard procedures will be reimbursed.

5.             Your retirement date as an employee will be December 31, 2010 (and as a director, the date of the annual shareholders’ meeting in 2011) for purposes of the Company’s benefit plans and programs and the supplemental retirement benefit provided in Section 3(i) of the Employment Agreement.

6.             Except as modified above, all terms of the Employment Agreement will continue in full force and effect and you and the Company will continue to be bound by our respective obligations thereunder.

If the foregoing accurately sets forth your understanding of the agreement between the Company and you, please so indicate in the space provided below in the copy of this letter attached and return the same to me for the Company’s files.  This letter will then constitute a binding obligation of both you and the Company as to the matters described above.

Sincerely yours,

Hilton Hotels Corporation

By:	/s/ Matthew J. Hart
President and COO

This letter accurately sets forth my agreement with

Hilton Hotels Corporation as to the matters described

and constitutes an amendment to the Employment Agreement.

/s/ Stephen F. Bollenbach
Stephen F. Bollenbach